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Exhibit 24.1

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Christopher Janus, has authorized and designated Brian Hurley, Brian Hourihan and Waheed Olowa to execute and file on the undersigned?s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned?s ownership or transactions in securities of Brookfield Real Assewts
Income Fund Inc. (the ?Fund?).  The authority of
Brian Hurley and Waheed Olowa under this
Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned?s ownership or transactions in securities of the Fund, unless earlier revoked in writing. The undersigned acknowledges that Brian Hurley and Waheed Olowa are not assuming, nor is the Fund assuming, any of the undersigned?s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date: May 13 , 2019


/s/ Christopher Janus
______________________
Christopher Janus